Exhibit 99.2

Trans World Entertainment

Moderator: Bob Higgins
November 17, 2011
10:00 AM ET

Operator:

Good day ladies and gentlemen, and welcome to the Trans World Entertainment Third Quarter 2011 Results Conference Call. At this time all lines are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will be given at that time. If anyone should require technical assistance throughout the conference, you may press star and then zero on your touch-tone telephone.

As a reminder, today’s conference is being recorded. I would now like to turn the conference over to your host today, Mr. Bob Higgins, Chairman and CEO. Please begin.

Bob Higgins:

Thank you, Shawn. Good morning. On the call with me today are Mike Honeyman, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer. Thank you for joining us as we discuss our third quarter results.

I’m pleased to announce that for the seventh consecutive quarter we’ve driven improvement in our operating results. Our net loss for the third quarter improved $11.6 million to $4.5 million, a 72% improvement over last year. This followed a $17.4 million year-over-year improvement in the net loss for the first half. Year-to-date we’ve improved our net loss by $29 million, or 67%.

Total sales in the third quarter decreased 15% to $110 million as our average stores in operation declined 18%. I’m very pleased to say that our comp store sales for the quarter were flat to last year.

Now let me touch on our performance by category. Video comp sales decreased 2%. Comp sales in our top 50 increased 25% during the quarter. Top 50 sales were driven by new releases including X-Men, Thor, Bridesmaids, and the Blu ray release of Star Wars. Video represented 42% of our business during the quarter versus 44% last year.

Music comp sales declined 7%. Comp sales in our top 50 increased 6% during the quarter. The top 50 performance was driven by the sales of the latest releases from Little Wayne and Jay-Z/Kanye West, and the continued momentum from the first quarter release by Adele. The music category represented 35% of our business for the quarter compared to 36% last year.

Electronic comp store sales increased 16%, and electronic sales represent 9% of our total business for the quarter compared to 8% last year. Trend comp store sales increased

Exhibit 99.2

27%. Trend sales represented 9% of our total business in the quarter compared to 7% last year.

Video game comp store sales were down 4%. Game sales represent 5% of our business, the same rate as last year. We have games in 121 stores, which represents 28% of our chain.

John will now take you through financial highlights for the quarter. John?

John Sullivan:

Thank you, Bob. Good morning. As Bob mentioned, our net loss for the quarter improved $11.6 million to $4.5 million or $0.14 per share and a 72% improvement over last year’s net loss of $16.1 million or $0.51 per share. Our EBITDA loss improved $10 million for the quarter to $2.4 million, an 81% improvement last year’s EBITDA loss of $12.4 million.

Our gross margin rate for the quarter increased 290 basis points to 37% of sales from 34.1% last year. The increase in gross profit as a percentage of sales was due to higher margin rates across all of our product categories and the leveraging of distribution and freight expenses.

SG&A expenses were $43 million, a reduction of 24% on a total sales decline of 15% resulting in a 460-basis-point decrease as a percentage of sales to 39.1% this year from 43.7% last year. The decrease in SG&A was driven by the closing of under-performing stores and the continued focus on effective expense management.

Net interest expense was $774,000 in the quarter versus $927,000 last year. The Company has not required any borrowings under its line of credit during the first nine months of this year, and therefore we ended the quarter without any borrowings outstanding under the line of credit. Last year we ended the quarter with $8.6 million in borrowings outstanding on the credit facility.

In addition, the Company more than tripled its cash balance from the prior year. We ended the quarter with cash of $19 million compared to $6.1 million last year. Year-over-year we have lowered our inventory by $47 million. Our quarter-end inventory position was $224 million, 17% below last year’s $271 million. On a per-square-foot basis, this is $77 a foot compared to $76 last year.

We ended the quarter with 17% fewer stores at 440 and 2.9 million square feet in operation versus last year’s 533 stores and 3.6 million square feet.

And now I’ll turn it back to Bob.

Bob Higgins:

Thank you, John. We are very encouraged by our third quarter performance. Our flat comp demonstrates our ability to offset declines in our largest categories, video and music, with strong comp increases in our emerging categories of electronic and trend.

Our electronic and trend categories, which combined represented 18% of our business, had a 22% comp increase in the quarter as we continue to strengthen assortment in these categories.

We continued to improve our operating results during the third quarter. Year-to-date we’ve reduced our net loss by $29 million or 67%. In addition, the year-to-date EBITDA loss improved $25 million or 78%. In fact, on a trailing 12-month basis, we’ve generated a positive EBITDA of $8.7 million.

Exhibit 99.2

The improvement in operating results has been driven by a continued higher gross margin rate and reductions in operating expenses. The improvement in gross margin as a percentage of sales reflects improved margin rates across all merchandise categories and the leveraging of our distribution and freight expenses.

We’ve been able to reduce operating expenses by challenging each and every component of our business to improve and become more efficient while at the same time investing in people, technology, and merchandise to support our future.

We continue to streamline operations, improve processes, and reduce expenses as demonstrated by the continued leveraging of our SG&A expenses.

As John mentioned, we ended the quarter with cash of $19 million and without any borrowings on our line of credit. In fact, we have not had any borrowings outstanding on our line of credit for the entire year and will not have any for the remainder of this fiscal year.

While working to improve our results, we continue to focus on the management of inventory and cash. We made significant progress this year, and our results reflect our accomplishments, but we still have a lot more to accomplish.

As we head into the all-important fourth quarter, our strategy is to focus on continued improvement in our performance through delivering better value and an exceptional shopping experience to our customers, improving performance in each of our product categories, controlling expenses, and driving additional bottom-line contribution.

We’re moving in the right direction, and we look forward to the fourth quarter. Now I’d like to open up the call to questions. Shawn?

Operator:

Thank you. Ladies and gentlemen, if you have a question at this time, please press star then one on your touch-tone telephone. If your question has been answered and you wish to remove yourself from the queue, please press the pound key. Again, ladies and gentlemen, if you have a question at this time, simply press star then one on your touch-tone keypad. One moment please.

I do have a question from William Meyers with Miller Asset Management. Please go ahead.

William Meyers:	Hi. Congratulations.

Bob Higgins:	Thank you.

William Meyers:	Yes. Do you believe that this quarter represents somewhat of a new run rate for non-holiday quarters? Can we begin to think of it that way? How are you thinking about it?

Bob Higgins:	Well, we’re definitely thinking about it that way, and we feel — it’s hard to predict the third quarter next year, but we would expect improvement.

William Meyers:	Okay. And can you talk a little bit more about how you see holiday sales and what kind of expectations you might have for the fourth quarter?

Bob Higgins:

Yes. This is going to be one of the strangest holidays that I’ve ever seen with GAP opening all their stores on Thanksgiving and with Wal-Mart starting their specials at 10 o’clock on Thursday evening and a bunch of stores opening at midnight.

And so it’s hard to predict, but we expect us to have a very good fourth quarter. We’re ready for it product wise. We’ve got value for the customer. We think it will be a value

Exhibit 99.2

season. So we are ready for the fourth quarter, but to say — and you know, we’ve got a fairly inexpensive item, and so we think our item will be very well received this fourth quarter.

William Meyers:

Okay. And do you think that the improvement in the third quarter and your hopes for the fourth quarter, how much of that is related to how consumers are perceiving the economy and how much of it is just that you feel you’ve gotten the right mix of merchandise in your stores?

Bob Higgins:

Well I think — we don’t know, because we’ve been improving quite a bit, we don’t know really the effect of the economy on us, but I know it’s got to be having some effect on us. We’ll see that at the end of the month how things will slow down and when people get their pay on the first of the month it really picks up more than it’s ever done.

So the economy definitely is affecting us, we just don’t know how much. But we don’t think — in the fourth quarter we think we’ll be someone that does benefit, even with the economy being in very difficult shape.

William Meyers:	Okay. Well thank you for taking my questions.

Bob Higgins:	Thank you.

Operator:	I’m not showing any further questions in the queue.

John Sullivan:	Okay.

Bob Higgins:

Okay, well I’d like to just thank everybody — thank everyone for their dedication to our Company, all the Trans World associates, customers, vendors, and of course you, our shareholders. And I’d like to wish everybody a very happy holiday season and also a very happy Thanksgiving. Thank you very much for your time today, Shawn, and every one out there.

Operator:	Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the conference. You may now disconnect. Good day.